Exhibit 99.1

Contact:  Tim Esaki     (808) 665-5480

FOR IMMEDIATE RELEASE

September 22, 2010

MAUI LAND & PINEAPPLE COMPANY, INC. ENTERS INTO

AGREEMENT FOR SALE OF

THE KAPALUA BAY GOLF COURSE

Lahaina, Hawai’i — Maui Land & Pineapple Company, Inc. (NYSE: MLP) today announced that it has entered into a definitive agreement for the sale of The Kapalua Bay Course and Maintenance Facility to TY Management Corporation, a Hawai’i corporation, for $24.1 million.  Under terms of the sale, which is expected to close before the end of September, MLP will enter into a lease to operate The Bay Course until March 31, 2011.

“We are pleased to be able to continue our relationship with TY Management to facilitate the sale of The Bay Course,” stated Warren H. Haruki, chairman and interim CEO of MLP.  “With this transaction, we are able to consolidate the ownership of both Kapalua golf courses with an esteemed partner.  We will continue to operate The Bay Course in a manner that has led to Kapalua’s world-wide recognition as the number one golf resort in Hawai’i.  We have an established relationship with TY Management Corporation, which purchased The Plantation Course from MLP last year, and look forward to a long term partnership at Kapalua for many years.”

The Bay Course is the forerunner of Kapalua Resort’s two championship golf courses.  Designed by Arnold Palmer and Francis Duane and opened in 1975, the 6,600-yard, par 72 Bay Course is an excellent example of resort golf at its best with gently rolling fairways and generous greens.

In 2008 and 2009, The Bay Course was significantly upgraded with new TifEagle greens, laser-leveled teeing areas, and improvements to its irrigation system.  Through the years, the Course hosted many top-notch golf tournaments, including the Lincoln Mercury Kapalua International and the 2008 LPGA Kapalua Classic.

P.O. Box 187 • Kahului, Maui, Hawai‘i 96733-6687 • 808-877-3351

mauiland.com

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc., organized in 1909, is a landholding, real estate development and asset management company headquartered in Maui, Hawaii.  The Company owns approximately 24,000 acres of land on Maui, including its principal development, the Kapalua Resort, a 1,650 acre master-planned, destination resort community.

Forward Looking Statements:  Certain statements made in this press release are forward-looking statements that reflect management’s current outlook and are based upon current assumptions. These statements include, among others, statements regarding timing of the closing of the sale-leaseback transaction and our ability to continue to provide a certain level of service and quality at The Bay Course.  Actual results could differ materially from those projected in the forward-looking statements as a result of the following risks and uncertainties:  dependence upon third parties and the actual or potential lack of control over third party relationships, satisfaction of conditions to closing the sale-leaseback transaction, our ability to continue to lease and operate The Plantation Course and such other risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2009 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.  The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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